EXHIBIT 99.1
Cleco Corporation 2030 Donahue Ferry Road PO Box 5000 Pineville, LA 71361-5000 Tel 318-484-7400 www.cleco.com

NEWS RELEASE
Analyst Contact:	Media Contact:
Cleco Corporation	Cleco Corporation
Russell Davis	Robbyn Cooper
(318) 484-7501	(318) 484-7136
Russell.Davis@cleco.com

Cleco to begin serving Dixie Electric Membership Corporation in 2014
Electric load to increase more than 20 percent
Suburban Baton Rouge is one of Louisiana's fastest growing areas

PINEVILLE, La., Jan. 31, 2012 - Cleco Power LLC, a subsidiary of Cleco Corporation (NYSE: CNL), today announced that it has entered into a 10-year full-requirements contract to sell energy, capacity and ancillary services to Dixie Electric Membership Corporation (DEMCO), which serves the suburban Baton Rouge market. The addition of the DEMCO agreement will grow Cleco Power's total load by more than 20 percent and will significantly increase its annual load growth over the term of the contract. The contract becomes effective April 2014.
Cleco Power intends to serve DEMCO off its uniquely positioned fleet of generating units, which are capable of using five different fuels and are located in north, central and south Louisiana. The use of Cleco Power's diverse generation fleet will assist DEMCO in mitigating risks associated with fuel commodity prices and environmental regulations.
In addition to the full-requirements contract, Cleco Power and DEMCO have committed to coordinate their efforts on economic development and share best practices in all areas of electric operations. Cleco Power also will assist DEMCO in storm response programs as it currently does with investor-owned utilities should DEMCO be impacted by a storm.
“Cleco is excited about supplying DEMCO, and we look forward to working with them to better encourage growth in their market. This agreement offers significant opportunities for our company, and our foresight in developing a diverse generation portfolio has supported our strategic efforts to expand our company,” said Bruce Williamson, president and CEO of Cleco Corporation. “We believe this is a template transaction for the future as our wholesale marketing team works with municipalities and cooperatives which are facing tighter environmental regulations on individual plants and seek to diversify their risk across multiple fuels and multiple generating sources for their customers.”
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The contract is contingent upon regulatory approval by the Louisiana Public Service Commission and the Rural Utilities Service.
Cleco Power has notified the LPSC of its intentions to file a long-term request for proposals for permanent additional generating capacity and plans to incorporate the load from DEMCO into the resource plan for this filing.
DEMCO serves approximately 100,000 customers in a seven-parish area and currently has a peak load of 578 megawatts.
Cleco Corporation is a regional energy company headquartered in Pineville, La. Cleco owns a regulated electric utility company, Cleco Power LLC, which owns 9 generating units with a total nameplate capacity of 2,524 megawatts and serves approximately 281,000 customers in Louisiana through its retail business and 10 communities across Louisiana and Mississippi through wholesale power contracts. Cleco also owns a wholesale energy business, Cleco Midstream Resources LLC, which owns two natural gas-fired generating units with a total nameplate capacity of 775 megawatts. For more information about Cleco, visit www.cleco.com.
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